Exhibit 99.1

Ekso Bionics® Reports Third Quarter 2016 Results

RICHMOND, CA – November 9, 2016 – Ekso Bionics Holdings, Inc. (NASDAQ: EKSO), a robotic exoskeleton company, today reported financial results for the three months ended September 30, 2016.

Recent Highlights and Accomplishments

•	Initiated patient enrollment in the first company-sponsored clinical trial – the WISE study for spinal cord injury patients
•	Was the subject of a large number of publications and poster presentations at four major industry conferences in September and October, including fourteen papers and posters about the Ekso GT at the international ISCoS conference in Vienna, Austria
•	Announced the appointment of Matthias Stief as Managing Director of Ekso Bionics Europe GmbH
•	Reported $1.5 million in device and related revenue with the shipment of 11 Ekso GT’s and including $406,000 in sales to industrial markets. This compares to device and related revenue of $1.1 million for the quarter ended September 30, 2015.
•	Completed a financing of common stock with net proceeds of $14.7 million and simultaneously uplisted to the Nasdaq Capital Market

“I am so proud of the significant progress we have made in the past few months at Ekso Bionics. Our clinical strategy is well underway, our sales team has gained momentum and traction as we market our product for the largest patient population, and everyone at Ekso Bionics is working hard to ensure that patients and customers are able to benefit from our life-changing technology” said Thomas Looby, President and CEO of Ekso Bionics. “We also continue to make strides in R&D as we move forward on products for both the industrial and home markets. We believe we are positioned for success as we work to establish Ekso Bionics as the premier exoskeleton company in the world.”

Third Quarter 2016 Financial Results

Device and related revenue was $1.5 million for the quarter ended September 30, 2016. This amount includes $0.9 million for medical device sales during the period, $0.2 million of medical device service revenue, and $0.4 million for industrial sales. Device and related revenue was $1.1 million for the quarter ended September 30, 2015. This amount includes $0.9 million of previously deferred medical device revenue that was recognized during the period and $0.2 million of medical device service revenue.

Engineering service revenue was $0.1 million for the quarter ended September 30, 2016 compared to $1.8 million for the same period in the prior year. This result reflects the strategic decision earlier in the year to shift our engineering resources away from billable engineering services and to the Company’s internal development efforts both for our next generation home/wellness device and for able-bodied industrial offerings.

Gross profit for the quarter ended September 30, 2016 of $0.4 million was primarily derived from device and related revenue. This amount includes a gross profit of $0.3 million from medical device sales and service and gross profit of $0.1 million from industrial sales.

Sales and marketing expenses increased $0.4 million, or 15%, for the three months ended September 30, 2016 compared to the same period of 2015 primarily due to a $0.3 million increase in costs associated with our sales and marketing efforts related to our industrial products.

Research and development expenses increased $0.5 million, or 29%, for the three months ended September 30, 2016 compared to the same period of 2015 due to the shift of our resources away from billable engineering services to internal development efforts of our next generation of products.

General and administrative expenses increased $0.8 million, or 49%, for the three months ended September 30, 2016 compared to the same period of 2015, primarily due to an increase of $0.3 million of employee compensation expenses, $0.2 million related to a decrease in absorption of operating direct and indirect costs into inventory, $0.2 million increase in depreciation and amortization primarily related to acquiring assets from Equipois in December 2015, and $0.1 million related to the NASDAQ uplisting.

For the nine months ended September 30, 2016:

Device and related revenue was $11.0 million for the nine month period ended September 30, 2016. Contributing to this revenue was $6.5 million of previously deferred revenue that was recognized as a result of a change of an accounting estimate related to revenue recognition. Revenue also includes $3.2 million of revenue derived from medical device sales during the period, $0.6 million of medical device service revenues, and $0.7 million of industrial sales revenue. Device and related revenue was $3.1 million for the nine month period ended September 30, 2015. This amount includes $2.6 million of previously deferred medical device revenue that was recognized during the period and $0.5 million of medical device service revenue.

In conjunction with the aforementioned shift in focus of engineering efforts, engineering services revenue was $0.6 for the nine months ended September 30, 2016, a $3.0 million decrease when compared to the same period in the prior year.

Gross profit for the nine months ended September 30, 2016 was $2.1 million, of which $1.9 million was attributable to device and related revenue. Medical device sales gross profit primarily includes $2.4 million from our change in accounting estimate for shipments made prior to January 1, 2016 and $1.3 million for medical device sales made in 2016, offset primarily by $0.9 million of maintenance and $0.2 million of warranty expenses, both of which relate to devices sold prior to 2016.

Sales and marketing expenses increased $1.4 million, or 21%, for the nine months ended September 30, 2016 compared to the same period in 2015. The increase is primarily due to an increase of $0.8 million in compensation expense. The use of marketing consultants also contributed to an increase of $0.4 million.

Research and development expenses increased $2.1 million, or 48%, for the nine months ended September 30, 2016 compared to the same period in 2015.  The increase was primarily driven by $1.3 million related to the aforementioned shift of resources to internal development efforts, $0.8 million related to developing our industrial business, and $0.2 million of non-cash stock-based compensation expenses.

General and administrative expenses increased $3.2 million, or 62%, for the nine months ended September 30, 2016 compared to the same period in 2015. The increase was primarily driven by an increase of $2.1 million in employee compensation expense, which included a non-cash stock-based compensation expense increase of $1.0 million and one-time severance expense of $0.3 million. Stock-based compensation expense included a one-time $0.8 million non-cash charge related to the modification of stock options previously granted to our former Chief Executive Officer. Depreciation and amortization expenses in general and administrative expenses increased $0.5 million, primarily related to acquiring assets from Equipois in December 2015. A decrease in absorption of direct and indirect operating costs contributed $0.3 million to the increase.

The increase in operating expenses in sales and marketing, research and development, and general and administrative was primarily the result of the Company’s effort to build its team and capabilities and expand commercialization efforts for its medical and industrial device businesses. Specifically, in conjunction with the Company’s receipt of clearance from the FDA, we began to grow our sales and marketing team and we also initiated our first company-sponsored clinical trial in order to gather clinical data to support marketing and build the economic case for reimbursement of the Ekso GT. In addition, the Company made a strategic decision earlier in the year to shift almost all of our engineering talent away from engineering services and to Ekso internal development efforts both for our next generation home/wellness device and for able-bodied industrial offerings, which also contributed to the increase in operating expenses.

Cash on hand at September 30, 2016 was $12.8 million, compared to $19.6 million at December 31, 2015. For the nine months ended September 30, 2016, the Company used $20.6 million of cash in operations, compared to $13.1 million for the nine months ended September 30, 2015. The increase in cash used was driven by general increases in operating expenses such as selling, marketing and research and development, as the Company continues to build its team and capabilities and commercialize its medical and industrial device businesses. The increase also includes a one-time increase in inventory, as well as some investment in certain inventory which is expected to reverse over the next few quarters.

Conference Call

Management will host an investment community conference call today beginning at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time. Investors interested in listening to the conference call may do so by dialing (877) 407-3036 for domestic callers or (201) 378-4919 for international callers (Conference ID: 13581989), or from the webcast on the “Investor Relations” section of the Company’s website at: www.eksobionics.com.

A replay of the call will be available beginning November 9, 2016 at 4:30 p.m. PT / 7:30 p.m. ET through midnight ET on November 23, 2016. To access the replay, dial (877) 660-6853 or (201) 612-7415 and reference Conference ID: 13581989. The webcast will also be available on the Company’s website for one month following the completion of the call.

About Ekso Bionics®

Ekso Bionics is a leading developer of exoskeleton solutions that amplify human potential by supporting or enhancing strength, endurance and mobility across medical, industrial and defense applications. Founded in 2005, the company continues to build upon its unparalleled expertise to design some of the most cutting-edge, innovative wearable robots available on the market. Ekso Bionics is the only exoskeleton company to offer technologies that range from helping those with paralysis to stand up and walk, to enhancing human capabilities on job sites across the globe, to providing research for the advancement of R&D projects intended to benefit U.S. defense capabilities. The company is headquartered in the Bay Area and is listed on the Nasdaq Capital Market under the symbol EKSO. For more information, visit: www.eksobionics.com.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of human exoskeletons, (ii) a projection of financial results, financial condition, capital expenditures, capital structure or other financial items, (iii) the Company’s future financial performance and (iv) the assumptions underlying or relating to any statement described in points (i), (ii) or (iii) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company’s current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company’s inability to obtain adequate financing to fund the Company’s operations and necessary to develop or enhance our technology, the significant length of time and resources associated with the development of the Company’s products, the Company’s failure to achieve broad market acceptance of the Company’s products, the failure of our sales and marketing organization or partners to market our products effectively, adverse results in future clinical studies of the Company’s medical device products, the failure to obtain or maintain patent protection for the Company’s technology, failure to obtain or maintain regulatory approval to market the Company’s medical devices, lack of product diversification, existing or increased competition, and the Company’s failure to implement the Company’s business plans or strategies. These and other factors are identified and described in more detail in the Company’s filings with the SEC. To learn more about Ekso Bionics please visit us at www.eksobionics.com. The Company does not undertake to update these forward-looking statements.

# # #

Investor Contact:

Debbie Kaster

415-937-5403

investors@eksobionics.com

Media Contacts:

Carrie Yamond / Rajni Dhanjani

212-867-1788

cyamond@lazarpartners.com

Ekso Bionics Holdings, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Revenue:
Device and related	$1,495	$1,095	$11,003	$3,128
Engineering services	101	1,820	631	3,590
Total revenue	1,596	2,915	11,634	6,718

Cost of revenue:
Device and related	1,123	1,095	9,078	2,863
Engineering services	70	1,352	452	2,482
Total cost of revenue	1,193	2,447	9,530	5,345

Gross profit	403	468	2,104	1,373

Operating expenses:
Sales and marketing	2,735	2,380	8,151	6,754
Research and development	2,216	1,713	6,586	4,438
General and administrative	2,318	1,556	8,271	5,090
Total operating expenses	7,269	5,649	23,008	16,282

Loss from operations	(6,866)	(5,181)	(20,904)	(14,909)

Other income (expense), net:
Gain (loss) on warrant liability	(1,620)	-	3,030	-
Interest and other, net	8	(4)	(20)	(36)
Total other income (expense), net	(1,612)	(4)	3,010	(36)

Net loss	(8,478)	(5,185)	(17,894)	(14,945)

Less: Preferred deemed dividend	(3,016)	-	(10,345)	-
Net loss applicable to common shareholders	(11,494)	(5,185)	(28,239)	(14,945)

Basic net loss per share applicable to common shareholders	$(0.60)	$(0.35)	$(1.67)	$(1.03)
Weighted average number of shares of common stock outstanding, basic	19,005	14,606	16,888	14,578
Diluted net loss per share applicable to common shareholders	$(0.60)	$(0.35)	$(1.78)	$(1.03)
Weighted average number of shares of common stock outstanding, diluted	19,005	14,606	17,595	14,578

Ekso Bionics Holdings, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except par value)

	September 30,	December 31,
	2016	2015
Assets	(unaudited)
Current assets:
Cash	$12,800	$19,552
Accounts receivable, net	2,200	2,069
Inventories, net	1,915	1,056
Note receivable, current	34	-
Prepaid expenses and other current assets	533	436
Deferred cost of revenue, current	92	2,088
Total current assets	17,574	25,201
Property and equipment, net	2,561	2,625
Note receivable	41	-
Deferred cost of revenue	-	2,502
Intangible assets, net	1,162	1,584
Goodwill	189	189
Other assets	94	97
Total assets	$21,621	$32,198

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,359	$2,694
Accrued liabilities	2,982	1,885
Deferred revenues, current	1,089	3,960
Capital lease obligation, current	67	80
Total current liabilities	5,506	8,619
Deferred revenues	822	4,613
Warrant liability	6,165	9,195
Contingent consideration liability	768	768
Other non-current liabilities	132	195
Total liabilities	13,393	23,390
Stockholders’ equity:
Convertible preferred stock	-	-
Common stock	21	15
Additional paid-in capital	117,498	100,184
Accumulated other comprehensive income (loss)	(7)	(1)
Accumulated deficit	(109,284)	(91,390)
Total stockholders’ equity	8,228	8,808
Total liabilities and stockholders’ equity	$21,621	$32,198